Exhibit 99.1

MORTON GROVE, IL., August 3, 2018 — Lifeway Foods, Inc. (Nasdaq:LWAY) announced that it has appointed Neha Clark, 43, effective August 1, 2018 as its Chief Financial Officer. Ms. Clark succeeds our interim Chief Financial Officer, Eric Hanson, who will remain with us as our Chief Accounting Officer and Corporate Controller.

Ms. Clark’s appointment marks one of the few instances in which a leadership team consists of women in the top CEO and CFO spots of a publicly traded company. GM and Hershey are the only Fortune 500 companies with women in the roles of both CEO and CFO.

“I’m thrilled to welcome Neha into our Lifeway Family and look forward to her contributions to the culture and community of our company,” said Lifeway CEO Julie Smolyansky. “I hope this appointment will continue to highlight the impact that women, immigrants, and a strong culture of diversity have on Lifeway and society as a whole. Neha will play an active role in the coming weeks as we collaborate on the upcoming launch of Plantiful, our first plant-based probiotic, and the relaunch of our popular ProBugs for kids.”

Neha brings deep industry experience and dynamic leadership to Lifeway from her distinguished 20-year career in the food and packaging industry. From 2016 until her appointment as Lifeway’s CFO, Neha was employed by Coveris (recently acquired by TC Transcontinental) as the Chief Transformation Officer of Coveris Americas and, previously, as Chief Financial Officer of Coveris’ $1+ billion North American food and consumer flexible packaging business.

Prior to joining Coveris, Neha held increasingly senior positions at Kraft Heinz. From 2011 through 2015, Neha was the Director of Finance for Kraft Heinz’s $4 billion grocery business unit. From 1999 through 2011, she held senior finance positions in Kraft Heinz’s North American commodities business, its marketing services division, its corporate business analysis group, and other grocery categories. At Kraft, she had a record of building profitable brands and maximizing performance for some of the company’s largest brands, including Kraft Macaroni & Cheese, Jell-O & Cool Whip.

Neha began her career as an auditor for Grant Thornton and holds Bachelor of Science in Accounting from Indiana University in Bloomington, Indiana. She became a Certified Public Accountant in 1999.

About Lifeway Foods, Inc. Lifeway Foods, Inc. (LWAY), recently named one of Forbes’ Best Small Companies, is America’s leading supplier of the probiotic fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces frozen kefir, specialty cheeses, probiotic supplements and a ProBugs line for kids. Lifeway’s tart and tangy cultured dairy products are now sold across North America, Ireland and the United Kingdom. Learn how Lifeway is good for more than just you at Lifewaykefir.com.